Exhibit 10.1

THIRD AMENDMENT TO THE
AGREEMENT OF LIMITED PARTNERSHIP OF
CHERRY HILL OPERATING PARTNERSHIP, L.P.

DESIGNATION OF 8.250% SERIES B FIXED-TO-FLOATING RATE
CUMULATIVE REDEEMABLE PREFERRED UNITS

February 8, 2019

Pursuant to Sections 4.02 and 11.01 of the Agreement of Limited Partnership of Cherry Hill Operating Partnership, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 2,070,000 shares of 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”) of the General Partner and the issuance to the General Partner of Series B Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series B Preferred Stock:

1.          Designation and Number. A series of Preferred Units (as defined below), designated the “8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 2,070,000.

2.          Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland, designating the terms, rights and preferences of the Series B Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in the Articles Supplementary.

“Calculation Agent” shall have the meaning provided in the Articles Supplementary.

“Common Stock” means shares of the General Partner’s common stock, par value $0.01 per share.

“Common Stock Price” shall have the meaning provided in the Articles Supplementary.

“Common Stock Conversion Consideration” shall have the meaning provided in the Articles Supplementary.

“Common Units” shall have the meaning provided in the Partnership Agreement.

“Common Unit Economic Balance” shall have the meaning provided in Section 10(g).

“Economic Capital Account Balance” shall have the meaning provided in Section 10(g).

“Junior Units” shall have the meaning provided in Section 4.

“Liquidating Gains” shall have the meaning provided in Section 10(g).

“London Business Day” shall have the meaning provided in the Articles Supplementary.

“Loss” shall have the meaning provided in Section 10(h).

“Net Operating Income” shall have the meaning provided in Section 10(f).

“Original Issue Date” shall have the meaning provided in the Articles Supplementary.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Profit” shall have the meaning provided in Section 10(h).

“Reuters Page LIBOR 01” shall have the meaning provided in the Articles Supplementary.

“Series B Preferred Distribution Determination Date” means the London Business Day immediately preceding the first date of the applicable Series B Preferred Distribution Period.

“Series B Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series B Preferred Distribution Period” means the period from, and including, a Series B Preferred Distribution Payment Date to, but excluding, the next succeeding Series B Preferred Distribution Payment Date, except for the initial Series B Preferred Distribution Period, which will be the period from, and including, the Original Issue Date of the Series B Preferred Units to, but excluding, April 15, 2019.

“Series B Preferred Distribution Record Date” shall have the meaning provided in Section 5(a).

“Series B Preferred Return” shall have the meaning provided in Section 5(a).

“Series B Preferred Stock” shall have the meaning provided in the recital above.

“Series B Preferred Units” shall have the meaning provided in Section 1.

“Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the General Partner and a declaration of distribution by the Partnership, the allocation of funds to be so paid on any series or class of units of the Partnership; provided, however, that if any funds for any Junior Units or Parity Preferred Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Three-Month LIBOR Rate” shall have the meaning provided in Section 5(b).

3.          Maturity. The Series B Preferred Units have no stated maturity and are not subject to any sinking fund or mandatory redemption.

4.          Rank. The Series B Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, (a) senior to all classes or series of Common Units and LTIP Units of the Partnership and to all classes or series of units of the Partnership other than the units of the Partnership referred to in clauses (b) and (c) of this Section 4 (together with the Common Units and the LTIP Units, the “Junior Units”); (b) on parity with the Partnership’s 8.20% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”) and all other classes or series of units of the Partnership with terms specifically providing that such units rank on parity with the Series B Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to all classes or series of units of the Partnership with terms specifically providing that such units rank senior to the Series B Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership. The term “units” shall not include convertible or exchangeable debt securities of the Partnership.

5.          Distributions.

(a)          Holders of Series B Preferred Units are entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for the payment of distributions, cumulative cash distributions (i) from, and including, the Original Issue Date to, but excluding, April 15, 2024 (the “Fixed Rate Period”), at a fixed rate equal to 8.250% per annum of the Base Liquidation Preference per unit (equivalent to  $2.0625 per annum per unit) and (ii) from, and including, April 15, 2024 (the “Floating Rate Period”), at a floating rate equal to the Three-Month LIBOR Rate plus a spread of 5.631% per annum (the “Series B Preferred Return”). Distributions on the Series B Preferred Units shall accumulate daily and shall be cumulative from, and including, the Original Issue Date and shall be payable quarterly in arrears on the 15th day of each January, April, July and October (each, as may be modified as provided below, a “Series B Preferred Distribution Payment Date”); provided, that if any Series B Preferred Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series B Preferred Distribution Payment Date and no interest, additional distributions or other sums will accumulate on the amount so payable for the period from and after such Series B Preferred Distribution Payment Date, to such next succeeding Business Day. Distributions payable on the Series B Preferred Units for the Fixed Rate Period, including distributions payable for any partial Series B Preferred Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on April 15, 2019 will be for less than the full quarterly period). Distributions payable on the Series B Preferred Units for the Floating Rate Period, including distributions payable for any partial Series B Preferred Distribution Period, will be computed based on the actual number of days in a Series B Preferred Distribution Period and a 360-day year. Distributions will be payable to holders of record of the Series B Preferred Units as they appear in the records of the Partnership for the Series B Preferred Units at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Series B Preferred Distribution Payment Date, as shall be fixed by the General Partner (each, a “Series B Preferred Distribution Record Date”). The distributions payable on any Series B Preferred Distribution Payment Date shall include distributions accumulated to, but not including, such Series B Preferred Distribution Payment Date. No holder of any Series B Preferred Units shall be entitled to receive any distributions paid or payable on the Series B Preferred Units with a Series B Preferred Distribution Record Date before the date such Series B Preferred Units are issued.

(b)          For each Series B Preferred Distribution Period during the Floating Rate Period, LIBOR (the London interbank offered rate) (the “Three-Month LIBOR Rate”) will be determined by the General Partner, as of the applicable Series B Preferred Distribution Determination Date, in accordance with the following provisions:

(i)
LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 9:00 a.m. (New York City time) on the relevant Series B Preferred Distribution Determination Date; or

(ii)
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 9:00 a.m. (New York City time) on the relevant Series B Preferred Distribution Determination Date, then the General Partner will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the General Partner with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series B Preferred Distribution Period, to prime banks in the London interbank market at approximately 9:00 a.m. (New York City time) on that Series B Preferred Distribution Determination Date for the applicable Series B Preferred Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the General Partner’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Series B Preferred Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Series B Preferred Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Series B Preferred Distribution Determination Date for such Series B Preferred Distribution Period by three nationally-recognized banks in New York, New York selected by the General Partner, for loans in U.S. dollars to nationally-recognized European banks (as selected by the General Partner), for a period of three months commencing on the first day of such Series B Preferred Distribution Period. The rates quoted must be based on an amount that, in the General Partner’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, the General Partner will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of such Series B Preferred Distribution Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to the Three-Month LIBOR Rate for the then current Series B Preferred Distribution Period, or, in the case of the first Series B Preferred Distribution Period in the Floating Rate Period, the most recent Series B Preferred Distribution Rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Series B Preferred Distribution Period in the Floating Rate Period.

Notwithstanding the foregoing, if the General Partner determines, on the relevant Series B Preferred Distribution Determination Date, that the LIBOR base rate has been discontinued, then the General Partner will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Series B Preferred Distribution Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with the General Partner, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Series B Preferred Distribution Period.  Notwithstanding the foregoing, the Series B Preferred Return shall at all times equal the dividend rate for the Series B Preferred Stock.

(c)          No distributions on Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any time when the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to any indebtedness of either of them, prohibit the authorization, payment or setting apart for payment thereof or provide that  payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

(d)          Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accumulate whether or not the terms and provisions of any laws or agreements referred to in Section 5(c) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears, and holders of Series B Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in Section 5(a). Any distribution payment made on the Series B Preferred Units will first be credited against the earliest accumulated but unpaid distribution due with respect to the Series B Preferred Units.

(e)          Except as provided in Section 5(f), unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Series B Preferred Distribution Periods, (i) no distributions (other than a distribution in Junior Units) shall be declared and paid set apart for payment upon Junior Units, (ii) no other distribution shall be declared or made upon the Junior Units or the Parity Preferred Units, and (iii) Junior Units or Parity Preferred Units shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Partnership (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units and Parity Preferred Units); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the General Partner of shares of any class or series of the General Partner’s stock pursuant to the provisions of Article VII of the Articles of Amendment and Restatement of the General Partner, including in order to preserve the General Partner’s qualification as a real estate investment trust for U.S. federal income tax purposes, or the redemption, purchase or acquisition by the General Partner of Common Stock for purposes of and in compliance with any incentive or benefit plan of the General Partner.

(f)          When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any Parity Preferred Units, all distributions declared upon the Series B Preferred Units and all other such units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and all other such units shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and all other such units (which shall not include any accrual in respect of unpaid distributions for prior Series B Preferred Distribution Periods if any such units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.

(g)          For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6.          Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued but unpaid distributions (whether or not authorized or declared) thereon to, but not including, the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series B Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series B Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series B Preferred Unit and such Parity Preferred Units bear to each other. Notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

7.          Redemption.

(a)          The Series B Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b)          In connection with any redemption by the General Partner of any shares of Series B Preferred Stock pursuant to Section 6 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series B Preferred Units held by the General Partner. As consideration for the redemption of such Series B Preferred Units, the Partnership shall deliver to the General Partner an amount of cash equal to the amount of cash paid by the General Partner to the holder of such shares of Series B Preferred Stock in connection with the redemption thereof.

8.          Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

9.          Conversion.

(a)          The Series B Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)          In the event that a holder of Series B Preferred Stock of the General Partner exercises its right to convert the Series B Preferred Stock into Common Stock of the General Partner in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series B Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Common Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series B Preferred Shares; provided, however, that if a holder of Series B Preferred Stock of the General Partner receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series B Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of Series B Preferred Stock into Common Stock is effective.

(c)          No fractional units will be issued in connection with the conversion of Series B Preferred Units into Common Units. In lieu of fractional Common Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price used in determining the Common Stock Conversion Consideration under the Articles Supplementary.

10.          Allocation of Profit and Loss.

Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01 is inserted in its place:

(a)          Profit. After giving effect to the special allocations set forth in Section 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Profit of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)          Loss. After giving effect to the special allocations set forth in Section 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(c)          Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Partner’s share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Partner’s Percentage Interest.

(d)          Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).

(e)          Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(e), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the Loss previously allocated to each Partner under this Section 5.01(e).

(f)          Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return and the Series B Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Distribution Payment Date, or Series A Preferred Distribution Payment Date if the General Partner sets the Series A Preferred Distribution Record Date for such Series A Preferred Distribution Payment Date on or prior to December 31 of the previous year; provided, further, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series B Preferred Return with respect to the January Series B Preferred Distribution Payment Date if the General Partner sets the Series B Preferred Distribution Record Date for such Series B Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

(g)          Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b) hereof, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances plus shares of Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)), in either case to the extent attributable to the General Partner’s direct or indirect ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(g), divided by (ii) the number of Common Units directly or indirectly owned by the General Partner. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(g). The parties agree that the intent of this Section 5.01(g) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with Common Units directly or indirectly owned by the General Partner (on a per-Unit basis).

(h)          Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), 5.01(d), 5.01(e), or 5.01(f) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.

(i)          Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

11.          Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

CHERRY HILL MORTGAGE INVESTMENT CORPORATION, a Maryland corporation

By:	/s/ Martin J. Levine
Name:	Martin J. Levine
Title:	Chief Financial Officer, Treasurer and Secretary

[Signature page for Third Amendment to Partnership Agreement — February 2019]